Exhibit 3.2

AMENDED AND RESTATED

BY-LAWS

OF

THE NEWARK GROUP, INC.

ARTICLE I

OFFICES

1.1 Registered Office and Agent. — The registered office of the Corporation in the State of New Jersey is at 20 Jackson Drive, Cranford, New Jersey 07016. The registered agent of the Corporation at such office is David M. Ascher, Esq.

1.2 Principal Place of Business. — The Corporation shall have its principal place of business in or outside the State of New Jersey.

1.3 Other Places of Business. — Branch or subordinate places of business or offices may, at any time, be established by the board of directors at any place or place where the Corporation is qualified to do business.

ARTICLE II

SHAREHOLDERS

2.1 Annual Meeting. — The annual meeting of shareholders shall be held upon not less than ten or more than sixty days’ written notice of the time, place and purpose of the meeting at such time and at such place as shall be fixed by the board of directors, in order to elect directors and transact such other business as shall come before the meeting.

2.2 Special Meetings. — A special meeting of shareholders may be called for any purpose by the board of directors. A special meeting shall be held upon not less than ten nor more than sixty days’ written notice of the time, place, and purpose of the meeting.

2.3 Action Without Meetings. — The shareholders may act without a meeting by written consent or consents pursuant to N.J.S. 14A:5-6. Such written consent or consents shall be filed in the minute book.

2.4 Quorum. — The presence at a meeting in person or by proxy of the holder of shares entitled to cast a majority of the votes of all shares issued and outstanding shall constitute a quorum.

ARTICLE III

BOARD OF DIRECTORS

3.1 Number and Term of Office. — The board of directors shall consist of at least five but not more than 13 members. Directors shall be elected by the shareholders at each annual meeting and shall hold office until the next annual meeting of shareholders and until their successors have been elected and qualified.

3.2 Regular Meetings. — A regular meeting of the board of directors shall be held without notice immediately following and at the same place as the annual shareholders’ meeting for the purpose of electing officers and conducting such other business as may come before the meeting. The board of directors, by resolution, may provide for additional regular meetings which may be held without notice, except to members not present at the time of the adoption of the resolution.

3.3 Special Meetings. — A special meeting of the board of directors may be called at any time by the president or by the chairman of the board or by any two directors for any purpose. Such meeting shall be held upon not less than two days’ notice if given by telegraph or orally (either by telephone or in person), or upon not less than five days’ notice of given by depositing the notice in the United States mail, postage prepaid. Such notice shall specify the time and place of the meeting.

3.4 Action Without Meeting. — The board of directors may act without a meeting if, prior to or subsequent to such action, each member of the board of directors shall consent in writing to such action. Such written consent or consents shall be filed in the minute book.

3.5 Quorum. — A majority of the entire board of directors shall constitute a quorum for the transaction of business.

3.6 Vacancies in Board of Directors. — Any vacancy in the board of directors, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the board of directors, or by a sole remaining director.

3.7 Establishment of Committees; Executive Committee. — The board of directors may, by action taken by a majority of the entire board of directors, designate from among its members an executive committee, consisting of three directors, and the board of directors or the executive committee may at any time and from time to time designate additional committees, each of which shall consist of three or more directors. Subject to the limitations contained in Section 3.14, the executive committee shall have and may exercise all of the authority of the board of directors. Each other committee shall have whatever authority, not exceeding the authority of the executive committee, as is specified by the board of directors or the executive committee.

3.8 Presiding Officer and Secretary. — The chairman of the board shall be chairman of the executive committee, and shall be an ex officio member of each other committee. The chairman of the board shall have the power to designate the chairman of each other committee or to specify that any committee shall choose one of its members to act as chairman. Each committee shall, from time to time, designate a secretary of the committee who shall keep a record of its proceedings.

3.9 Vacancies. — Vacancies occurring from time to time in the membership of any committee may be filled by the board of directors for the unexpired term of the member whose death, resignation, removal or disability causes the vacancy, and shall be so filled if, as the result of the vacancy, a committee does not have enough members to constitute a quorum.

3.10 Meetings. — Each committee shall adopt its own rules of procedure and shall meet at whatever times it may determine and shall also meet whenever a meeting is called by the chairman of the board or the chairman of the committee. Members of committees may attend meetings through the medium of communications equipment (in the same manner as may members of the board of directors), and any committee may act, by unanimous written consent, in lieu of a meeting (in the same manner as may the board of directors).

3.11 Notice of Meetings. — If the committee establishes regular meeting dates, it shall not be necessary to give notice of a regular meeting. Notice of every special meeting shall be given in the manner and within the time periods specified in these by-laws with respect to notices of special meetings of the board of directors. Notice of any special meeting may be waived in writing by all the absent members of the committee either before or after the meeting.

3.12 Quorum. — A quorum at any meeting of a committee shall be the presence of one-half of the members of the entire committee. In the case of the executive committee, however, a quorum shall be not less than three members. Every act or decision done or made by a majority of the directors present at a committee meeting duly held at which a quorum is present shall be regarded as the act of the committee.

3.13 Reports. — Actions taken at a meeting of any committee shall be reported to the board of directors at its next meeting following the committee meeting, except that when the meeting of the board of directors is held within two days after the committee meeting, the report shall, if not made at the first meeting, be made to the board of directors at the second meeting following the committee meeting.

3.14 Limitations of Powers. — No committee of the board of directors shall have authority to do any of the following:

(a)	make, alter or repeal any by-law of the corporation;

(b)	elect or appoint any officer or director, or remove any officer or director;

(c)	submit to shareholders any action that requires shareholders’ approval;

(d)	amend or repeal any resolution theretofore adopted by the board of directors which, by its terms, is amendable or repealable only by the board of directors; or

(e)	fix the compensation of any officer who is a member of the committee for serving as an officer of the corporation; provided, that, the Corporation’s Executive Committee shall have the authority to fix the compensation of any officer or employee of the Corporation so long as that officer or employee, if then a member of the Executive Committee, does not participate in the discussion or voting on his or her own compensation.

3.15 Powers of the Board of Directors. — The board of directors shall have the power to

(a)	fill any vacancy in any committee;

(b)	appoint one or more directors to serve as alternate members of any committee to act in the absence or disability of a member of that committee with all the powers of the absent or disabled members;

(c)	abolish any committee at its pleasure; and

(d)	remove any director from membership on any committee at any time, with or without cause.

3.16 Fees and Compensation. Directors shall receive for attendance at each regular or special meeting of the board of directors or any committee such fees and expense reimbursement, if any, and such annual fees for service as a director or committee member, as may be allowed from time to time by resolution of the board of directors. The board of directors may, if it so desires, fix one fee (or no fee) for directors who are officers or employees of the corporation and a higher fee for other directors.

ARTICLE IV

WAIVERS OF NOTICE

Any notice required by these by-laws, by the certificate of incorporation, or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver, or waivers, may be executed either before or after the event with respect to which the notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of proper notice, shall be deemed conclusively to have waived notice of the meeting.

ARTICLE V

OFFICERS

5.1 Election. — At its regular meeting following the annual meeting of the shareholders, the board of directors shall elect a chairman of the board, a president, a treasurer and a secretary, and it may elect such other officers, including one or more vice presidents, as it shall deem necessary. The chairman of the board and, if elected, vice chairman of the board need not be employees of the Corporation, but must be members of the board of directors. One person may hold two or more offices.

5.2 Term of Office; Resignation; Removal; Vacancies. — Unless otherwise provided in the resolution of the board of directors electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the board of directors or to the president or the secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The board of directors may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the board of directors at any regular or special meeting.

5.3 Duties and Authority of Chairman. — The chairman of the board shall preside at all meetings of the shareholders and at all meetings of the board of directors at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the board of directors or as may be provided by law.

5.4 Duties and Authority of Vice-Chairman. — In the absence of the chairman of the board, the vice-chairman of the board, if any, shall preside at all meetings of the shareholders and at all meetings of the board of directors at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the board of directors or as may be provided by law.

5.5 Duties and Authority of President and CEO. — The president shall be the chief executive officer of the Corporation. He shall perform such duties as the board of directors shall direct and shall generally possess such powers and perform such duties as usually are incident to the office of the president, including the power to supervise the business and activities of the Corporation and to instruct, direct and control its other officers, agents and employees. He may enter into and execute in the name of the Corporation contracts or other instruments in the regular course of business, and contracts or other instruments not in the regular course of business which are authorized either generally or specifically by the board of directors. In the absence of the chairman of the board or the vice chairman of the board, the president shall preside at all meetings of the shareholders and at all meetings of the board of directors.

5.6 Duties and Authority of Vice President. — A vice president shall perform such duties and have such authority as from time to time may be delegated to him by the president, or the board of directors. The board of directors may designate one or more of the vice presidents as an executive vice president or senior vice president . In the absence of the president or in the event of his death, inability or refusal to act, a vice president designated by the board of directors shall perform the duties and be vested with the authority of the president. Unless otherwise ordered by the board of directors, any vice president may sign contracts or other instruments authorized either generally or specifically by the board of directors.

5.7 Duties and Authority of Treasurer. — The treasurer shall have the custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of account for the Corporation. The treasurer shall perform such other duties and possess such other powers as incident to his office or as shall be assigned to him by the president or the board of directors.

5.8 Duties and Authority of Secretary. — The secretary shall cause notices of all meetings to be served as prescribed in these by-laws and shall keep or cause to be kept the minutes of all meetings of the shareholders and all meetings of the board of directors. The secretary shall perform such other duties and possess such other powers as are incident to that office or as are assigned to him by the president or the board of directors.

ARTICLE VI

AMENDMENTS TO AND EFFECT OF BY-LAWS:

FISCAL YEAR

6.1 Force and Effect of By-Laws. — These by-laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation’s certificate of incorporation, as it may be amended from time to time. If any provision in these by-laws is inconsistent with a provision in that Act or the certificate of incorporation, the provision of that Act or the certificate of incorporation shall govern.

6.2 Amendments to By-Laws. — These by-laws may be altered, amended, or repealed by the shareholders or the board of directors. Any by-law adopted, amended or repealed by the shareholders may be amended or repealed by the board of directors, unless the resolution of the shareholders adopting such by-law expressly reserves the shareholders the right to amend or repeal it.

6.3 Fiscal Year. — The fiscal year of the Corporation shall begin on the first day of May each year.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Every person who is or was a director or officer of the corporation shall be indemnified by the Corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

During the pendency of any such proceeding, the Corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law.